SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: AMERICAN FIDELITY SEPARATE ACCOUNT B

Address of Principal Business Office:

     2000 Classen Boulevard
     P.O. Box 25523
     Oklahoma City, Oklahoma 73125-0523

Telephone Number: (405)523-2000

Name and Address of Agent for Service of Process:

     Stephen P. Garrett
     Senior Vice President
     Law & Government Affairs
     2000 Classen Boulevard
     P.O. Box 25523
     Oklahoma City, Oklahoma 73125-0523

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Oklahoma City and State of Oklahoma on the 18 day of April, 1997.

                                SIGNATURE: AMERICAN FIDELITY
                                           SEPARATE ACCOUNT B
                                               Registrant

                                       By: American Fidelity Assurance Company

                                       By: /s/ JOHN W. REX
                                           -----------------------------------
                                               John W. Rex, President

ATTEST: /s/ STEPHEN P. GARRETT
        ------------------------
            Stephen P. Garrett

               Secretary
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